Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn.: General Counsel

Fax: +1-646-291-1469

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

50 Rockefeller Plaza

New York, New York 10020

Attn: High Grade Debt Capital Markets

Transaction Management/Legal

Fax: +1-212-901-7881

Tel: +1-646-855-0724

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Attn.: Head of Debt Capital Markets

Fax: +44 20 7595 2555

Tel: +44 20 7595 8601

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Attn: Fixed Income Syndicate

Fax: +44 (0) 20 7102 5804

Tel: +44 (0) 20 7103 5652